Exhibit 10.21

                             IMS HEALTH INCORPORATED
                            SAVINGS EQUALIZATION PLAN


I.     Purpose of the Plan

       The purpose of the IMS Health Incorporated Savings Equalization Plan (the "Plan") is to provide a means of equalizing the benefits of those employees participating in the IMS Health Incorporated Savings Plan (the "401(k) Plan") whose matching contributions under the 401(k) Plan are or will be limited by the application of sections 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is intended to be an "excess benefit plan" as that term is defined in section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to those participants whose benefits under the 401(k) Plan have been limited by Section 415 of the Code, and a plan which is unfunded and is maintained by an employer primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees for purposes of ERISA.

II.    Administration of the Plan

       The Compensation Committee of the Board of Directors (the "Committee") of IMS Health Incorporated (the "Corporation" or the "Company") shall administer the Plan and may delegate to any committee, employee, director or agent its responsibility to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion. The Committee shall have full authority to determine all questions arising in connection with the Plan, other than those determinations delegated to employees or independent third parties by the Board of Directors, including interpreting its provisions and construing all of its terms; may adopt procedural rules; and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. All of its rules, interpretations and decisions shall be applied in a uniform manner to all participants similarly situated and decisions of the Committee shall be conclusive and binding on all persons.

III.   Participation in the Plan

       All members of the 401(k) Plan shall be eligible to participate in this Plan whenever their benefits under the 401(k) Plan as from time to time in effect would exceed the limitations on benefits and contributions imposed by sections 401(a)(17) or 415 of the Code. For purposes of this Plan, benefits of a participant in this Plan shall be determined as though no provision were contained in the 401(k) Plan incorporating limitations imposed by Sections 401(a)(17) or 415 of the Code.


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IV.    Equalized Benefits

       If member participating contributions or Company contributions to the 401(k) Plan are suspended during any calendar year because any such contributions would cause the participant's account under such plan to exceed the benefit limitations related to such plan as described in Section III of this Plan, the Corporation shall pay the participant, on or about March 1st of the following year, an amount equal to:

              (1) the Company matching contributions that otherwise would have been credited to such to such participant's account under the 401(k) Plan for the balance of the year in which such suspension occurs, as if no provision were set forth therein incorporating limitations imposed by section 401(a)(17) or 415 of the Code, and the participant had continued his elective deferrals to the 401(k) Plan at the rate in effect at the time such contributions were suspended for the balance of the year in which such suspension occurs, plus

              (2) an interest factor equal to one-half of the annual return which would have been received by the participant had such payment been invested eighty percent (80%) in the Special Fixed Income Fund (Fund C) of the 401(k) Plan and twenty percent (20%) in the BZW Equity Index Fund (Fund A) of the 401(k) plan during the year which such suspension occurs, less

              (3) any applicable withholding taxes.

V.     Miscellaneous

       This Plan may be terminated at any time by the Board of Directors of the Corporation, in which event the rights of participants to their accrued benefits shall become nonforfeitable. This Plan may also be amended at any time by the Board of Directors of the Corporation, except that no such amendment shall deprive any participant of benefits accrued at the time of such amendment.

       Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the Corporation; provided, however, that the Corporation reserves the right to establish a trust fund as an alternate source of benefits payable under the Plan and to the extent payments are made from such trust, such payments will satisfy he Corporation's obligations under this Plan.

       No right to payment or any other interest under this Plan may be alienated, sold, transferred, pledged, assigned, or made subject to attachment, execution, or levy of any kind.


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       Nothing in this Plan shall be  construed as giving any employee the right to be retained in the employ of the Corporation. The Corporation expressly reserves the right to dismiss any employee at any time without regard to the effect which such dismissal might have upon him under the Plan.

       This Plan shall be construed, administered and enforced according to the laws of the State of Connecticut unless preempted by federal law.

VI.    Effective Date

       This Plan shall be effective as of the date on which shares of common stock of the Company that are owned by Cognizant Corporation ("Cognizant") are distributed to the holders of record of shares of Cognizant.